EXHIBITS AND FINANCIAL STATEMENTS TO BE FILED BY EDGAR


Exhibits:

           G - Proposed form of public notice.

           H - GPU Actual and Pro Forma Capitalization ratios.



Financial Statements:

           1-A - JCP&L Consolidated Balance Sheets, actual and pro forma, as at [June 30,] 1998, and Consolidated Statements of Income, actual and pro forma, and Statement of Retained Earnings, for the year ended [June 30,] 1998; pro forma journal entries.

           1-B - GPU Consolidated Balance Sheets, actual and pro forma, as at [June 30, 1998,] and Consolidated Statements of Income, actual and pro forma, and Statement of Retained Earnings, for the year ended [June 30,] 1998; pro forma journal entries.










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